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                                                                 EXHIBIT 10.12

                                   AGREEMENT


1.   Parties to the Agreement

The parties to this Agreement (the "Agreement") are "The Bagel Connection, Inc.", "Bagel Franchises Systems, Inc.", Gary Lengel and Jack Lengel, all located at 1408 Whalley Ave. New Haven, CT., ("Sellers"), and All American Food Group, Inc. located at 9 Law Dr. Fairfield, NJ., ("Buyer").

2.   Purpose of the Agreement

The purpose of this Agreement is to outline the terms under which Sellers will sell to buyer certain tangible and intangible assets under the terms and for the consideration described below. The parties agree that this transaction will be subject to a closing, within 60 days of the execution of this Agreement, and that other than as expressly provided for in this Agreement, the terms and conditions contained herein are fully valid and binding on the parties. The structure of the Agreement, as to a stock sale or a sale of assets, will be determined by Buyer prior to closing.

3.   Assets to be Sold

Sellers are selling to Buyer the following assets:

          A. An operating retail bagel store, located at 1408 Whalley Ave., New Haven, CT, including all the tangible land intangible assets of said store. The parties acknowledge that this location includes bagel production equipment and an executive office, all the furniture and fixtures of which is expressly included in this store.

          B. The tangible and intangible assets of the franchise system trading as "The Bagel Connection," including any trademarks or other commercial symbols, executed and currently valid franchise agreements, recipes, good will, and all other assets related to the franchise.

The parties expressly acknowledge that at this time there are valid franchise agreements in effect for retail locations in Farmington, Derby, and Shelton, CT, and an executed agreement with Helena LeTouruauno and Grace Sola as franchisees, for a franchised store to be located in Wallingford, CT, that is not yet operational, and that these agreements will be assigned to Buyer at the closing of this transaction.
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4.   Other Stores

The parties further acknowledge that there are additional Franchise Agreements covering retail locations in Stratford, Bridgeport, and Milford, CT, and that as of the date of this Agreement, these franchises are not operated in accordance with valid franchise agreements, that there is filed and pending litigation with respect to the stores in Milford, Bridgeport, and Stratford, and that the Sellers can make no representation as to the future status of these stores within the "The Bagel Connection" franchise system.

Further acknowledged that there is currently in operation in Monroe, CT, an additional retail store operating under the name "The Bagel Connection," and owned by the franchisee of the Bridgeport store, for which no franchise agreement has been executed.

The parties agree that All American shall have the right and opportunity to approach the franchisees described in 4 above, and shall have the right to resolve those conflicts as they, in their sole discretion see fit, except that to the extent that such resolution may compromise any accounts receivable of Seller, Buyer shall require Seller's approval for such compromise. Sellers agree to fully cooperate with Buyers in Buyer's efforts to resolve such conflicts.

Buyer expressly agrees that any contact, direct or indirect, with any store or franchisee currently affiliated with or using the name "Bagel Connection," shall not occur without the express written consent of Seller.

It is expressly understood by sellers, that in the event Buyer is unable to resolve the conflicts described in 4 above to his sole satisfaction, Buyer shall have the right to cancel this Agreement, in which case neither party shall have any continuing obligation to the other.

5.   Consideration

In full payment for the assets purchased hereby, Buyer shall:

          a) assume all existing bank debt of Seller, in the approximately amount of $310,000, which debts are currently being amortized at approximately $5,000 per month. Buyer agrees to be fully responsible for the future payment of such debts, and shall make its best efforts to remove Sellers from such debt; however, Sellers acknowledge that the holders of such debt may not release Sellers from such debts, and Sellers agree that such failure to obtain releases shall not be grounds for the cancellation or alteration of this agreement.

          b) assume all accounts payable owed by Sellers to vendors as of the date of this Agreement, in the approximate amount of $50,000.





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In the event Buyer is able to improve the terms of either a) or b) above, it its agreed that Buyer shall retain the benefit of such improvement, and such shall in no way alter any other provisions of this Agreement.

          c) issue 25,000 shares of its common stock to Seller. Seller acknowledges that such stock is restricted under Rule 144 of the Securities and Exchange Commission, which restricts the ability of Seller to sell said stock in the open market.

The above items shall constitute full payment for the assets sold by seller, and there shall be no adjustment in the consideration resulting from the success or failure of Buyer to resolve the conflicts of the franchisees discussed in paragraph 4 above.

6.   Legal Bills

Each party shall be responsible for their own legal bills in this transaction, except that, at closing, Buyer shall reimburse Seller up to $5,000 for Seller's legal bills in connection with the closing of this transaction.

7.   Consulting Fees

Upon the closing of the transaction described herein, Buyer agrees to employ each of the Sellers as consultants to Buyer, for a period of not less than 60 days. Each of the Sellers shall receive a consulting fee of $3,000 a month during this period, and to assist Buyer, in a manner to be determined by Buyer, in the integration of the acquired assets into Buyer's business.

8.   Accounts Receivable

The parties acknowledge that there may be substantial accounts receivable due Sellers at the time of closing, including amounts due Sellers from the franchisees described in paragraph 4 above. Any such amounts shall be split equally between the parties at closing, and neither side shall have the right to compromise these amounts without the agreement of the other.

9.   Deposit

Upon the execution of this Agreement, Buyer shall provide Seller with a $1,000 deposit, which deposit, at closing, shall be applied against Buyer's obligation as described in paragraph 6 above.

10.  Contingencies

The parties acknowledge that the closing of this transaction is expressly dependent upon: a) the due diligence of Buyer with respect to all of the written and verbal





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representations of Buyer; b) the determination by Buyer that the conflicts with certain existing franchisees have been resolved in a matter satisfactory to Buyer, in the sole discretion of Buyer and Buyer's attorney.

11.  Subsequent Agreement

After the completion of the Buyer's due diligence, the parties will enter into a more detailed agreement setting froth all terms and conditions of the transaction.



Signed this _____ day of January, 1997.


By Sellers:


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Gary Lengel,                        Witness


--------------------------------    ---------------------------------
Jack Lengel,                        Witness


--------------------------------    ---------------------------------
Bagel Connection, Inc.              Witness


--------------------------------    ---------------------------------
Bagel Franchise Systems Inc.        Witness


By Buyer:


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All American Food Group, Inc.       Witness
Andrew Thorburn, CEO





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